                                                                  EXHIBIT 11
                        COMPUTER SCIENCES CORPORATION

                      CALCULATION OF EARNINGS PER SHARE
                   (In thousands except per-share amounts)
                             Third Quarter Ended        Nine Months Ended
                            ----------------------    ----------------------
                             Dec. 27,    Dec. 29,      Dec. 27,    Dec. 29,
                               1996        1995          1996        1995
                            ----------  ----------    ----------  ----------
Net income                    $57,390     $19,721      $116,673     $95,231
                            ==========  ==========    ==========  ==========
Shares:
 Weighted average shares
   outstanding                 76,224      75,614        75,749      74,509
 Common stock
   equivalents                  2,270       2,094         2,365       2,310
                            ----------  ----------    ----------  ----------
 Total for primary and
   fully diluted               78,494      77,708        78,114      76,819
                            ==========  ==========    ==========  ==========
Earnings Per Share:

   Primary and fully
      diluted*                $  0.73     $  0.25       $  1.49     $  1.24
                            ==========  ==========    ==========  ==========

[FN]

* The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.